Exhibit 107

CALCULATION OF FILING FEE TABLES

Form F-1
(Form Type)

Icon Energy Corp.
(Exact Name of Registrant as Specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(8)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Units, consisting of:	Other		–	–	–	$0
		(i) Common Shares, par value $0.001 per share(7) or Pre-funded Warrants to purchase Common Shares (2)(3)(4)	Rule 457(o)	–	–	$2,000,000.00	0.0001531	$306.20
		(ii) Class A Warrants to purchase Common Shares(2)	Other	–	–	–	–	–
Fees to Be Paid	Equity	Common Shares issuable upon exercise of the Class A Warrants(5)(7)	Other	–	–	$4,000,000.00	0.0001531	$612.40
Fees to Be Paid	Equity	Common Shares issuable upon exercise of the Pre-funded Warrants(3)(4)(7)	Other	–	–	~~–~~	~~–~~	~~–~~
Fees to Be Paid	Equity	Placement Agent’s Warrants to purchase Common Shares(2)	Rule 457(g)	–	–	–	–	–
Fees to Be Paid	Equity	Common Shares issuable upon exercise of the Placement Agent’s Warrants(6)(7)	Rule 457(g)	–	–	$110,000.00	0.0001531	$16.84
Total Offering Amounts						$6,110,000.00		$936.00
Total Fees Previously Paid
Total Fee Offsets								–
Net Fee Due								$936.00

(1)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the U.S. Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued or resold to prevent dilution as a result of stock splits, stock dividends, recapitalizations, combinations, or similar transactions.

(2)	In accordance with Rule 457(g) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.

(3)
The proposed maximum aggregate offering price of the common shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants offered and sold in the offering, and as such the proposed maximum offering price of the common shares and pre-funded warrants (including the common shares issuable upon exercise of the pre-funded warrants) if any, is $2,000,000.

(4)
The registrant may issue pre-funded warrants to purchase common shares in the offering. The purchase price of each unit including a pre-funded warrant will equal the price per Unit including one Common Share, minus $0.001, and the exercise price of each pre-funded warrant will be $0.001 per Common Share.

(5)	Based on an assumed per-share exercise price for the Class A Warrants of 200% of the public offering price per unit in this offering.

(6)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The Placement Agent’s Warrants are exercisable for a number of Common Shares that is equal to 5.0% of the number of units sold in this offering, at a per share exercise price equal to 110% of the public offering price per unit.

(7)
Including related preferred stock purchase rights. Preferred stock purchase rights are not currently separable from the common shares and are not currently exercisable. The value attributable to the preferred stock purchase rights, if any, will be reflected in the market price of the common shares.

(8)
Represents only the additional number of securities being registered in accordance with Rule 462(b) under the Securities Act. Does not include the securities that the registrant previously registered on the Registration Statement on Form F-1 (File No. 333-284370).